UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 26, 2014
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Team Health Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-34583 (Commission File Number)	36-4276525 (I.R.S. Employer Identification No.)
265 Brookview Centre Way, Suite 400 Knoxville, Tennessee (Address of principal executive offices)		37934 (Zip Code)

Registrant’s telephone number, including area code: (865) 693-1000
Not Applicable
Former name or former address, if changed since last report
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 26, 2014, Team Health Holdings, Inc. (the “Company”) announced that the board of directors of the Company appointed Michael D. Snow as Chief Executive Officer (“CEO”) and a director of the Company. Mr. Snow will assume his new roles, effective September 1, 2014, and current CEO Greg Roth will resign as CEO of the Company as previously contemplated by his Transition Services Agreement, effective September 1, 2014. The board of directors and Mr. Roth have agreed that Mr. Roth will remain a director of the Company until December 31, 2014. The Company’s press release announcing Mr. Snow’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Mr. Snow, age 59, has served as the Company’s President since April 2013. Throughout his career, Mr. Snow has held numerous executive-level positions in the healthcare arena. Mr. Snow served as President of HCA’s Gulf Coast Division from 1996 to 2004. From 2004 to 2007, Mr. Snow served as Executive Vice President and Chief Operating Officer of HealthSouth Corporation. From 2007 to 2008, Mr. Snow served as President and Chief Executive Officer of Surgical Care Affiliates. Mr. Snow served as President and Chief Executive Officer of Wellmont Health System from 2008 to 2009. From 2010 to 2011, Mr. Snow served as Chief Operating Officer of Amedisys, Inc. From 2011 to 2013, Mr. Snow operated Overton Advisory Group, which provided strategic and operational consulting services to various healthcare companies and investment groups. Mr. Snow earned his Bachelor of Science degree from the University of Alabama and a Master’s Degree in Business Administration from Troy State University.
There are no arrangements or understandings between Mr. Snow and any other persons pursuant to which he was selected as a director. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On August 26, 2014, Team Health, Inc. and Mr. Snow amended and restated his prior employment agreement with Team Health, Inc. to reflect the new terms of his employment as CEO effective September 1, 2014. The material changes reflected by the amendment and restatement include the following:

•	Mr. Snow’s new title will be President and CEO, reporting to the Company’s board of directors;

•	Mr. Snow’s annual base salary will be increased from $650,000 to $900,000, and his annual target bonus will be increased from 90% of base salary to 100% of base salary;

•	Mr. Snow will receive a cash lump-sum sign-on bonus in the amount of $50,000;

•	Mr. Snow will be entitled to reasonable personal use of the Company’s aircraft, up to a maximum of 40 hours of flight time per calendar year (pro-rated for the duration of 2014);

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Mr. Snow will remain eligible to receive severance in the amount of 2-times his annual base salary, 2-times his average bonus paid for the two most recent years, and 24 months of COBRA premiums in the event of his termination without “cause” or for “good reason”, and pursuant to the amended agreement, he will also now be eligible to receive a pro-rata annual bonus for the year of termination (based on actual performance for the full year) in the event of a termination without “cause” or for “good reason”;

•	Mr. Snow has agreed to forgo his prior contractual right to receive severance upon a termination of employment by the Company for “cause” within one year following a sale of the Company; and

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New language has been added to the agreement to cap any payments otherwise payable to Mr. Snow in the event that such payments would result in “excess parachute payments” under Section 280G of the Internal Revenue Code, unless Mr. Snow’s net after tax position would be better without the imposition of such a cap, in which case the cap on payments would not be applied.

The foregoing description of the Mr. Snow’s amended and restated employment agreement is qualified in its entirety by reference to the full text of the new agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TEAM HEALTH HOLDINGS, INC.

Date: August 26, 2014
By:    /s/ David P. Jones
Name: David P. Jones
Title: Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

10.1	Form of Amended and Restated Employment Agreement between Michael B. Snow and Team Health, Inc.
99.1	Press release dated August 26, 2014